Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

PUDA COAL, INC.

The undersigned, Qiong Wu, hereby certifies that:

1.           She is the duly elected and acting Chief Financial Officer of Puda Coal, Inc.

2.           The Certificate of Incorporation of this Corporation shall read in full as follows:

ARTICLE I

The name of the Corporation shall be Puda Coal, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

The Corporation shall be authorized to issue one hundred and fifty million (150,000,000) shares of common stock with a par value of one mill ($0.001) per share and five million (5,000,000) shares of preferred stock at a par value of one cent ($0.01) per share.  Part or all of the shares of preferred stock may be issued from time to time by the Board of Directors, without further action required by the stockholders; and such preferred stock may be convertible into shares of common stock, have cumulative dividends, be redeemable by the Corporation or contain such other terms and conditions as may be determined by the Board of Directors.

The Corporation is hereby authorized to have stock splits of its issued and outstanding common stock or its preferred stock even if, as a result thereof, the rights or preferences of the holders of any outstanding class or series of its stock will be adversely affected, or the percentage of authorized shares remaining unissued after the share division or combination will exceed the percentage of authorized shares that was issued before the division or combination.  No fractional shares shall be issued in connection with any stock split.  In lieu of any fractional shares resulting from any stock split to which any stockholder would otherwise be entitled, the Corporation shall pay such stockholder the cash value of such fractional share as determined by the Corporation’s Board of Directors or round it up to the next nearest whole number.  The total number of authorized shares of common stock and preferred stock shall not change as a result of any stock splits.

ARTICLE V

The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Qiong Wu	Puda Coal, Inc.
426 Xuefu Street
Taiyuan, Shanxi Province
The People’s Republic of China

ARTICLE VI

No officers, directors, or stockholders shall be personally liable for any debts of this Corporation.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.  If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL.  No amendment, modification or repeal of this Article shall adversely affect the rights and protection afforded to a director of the Corporation under this Article for acts or omissions occurring prior to such amendment, modification or repeal.

ARTICLE VII

The Board of Directors may serve from time to time and may, by resolution, fix the number constituting the Board of Directors and may also name persons to fill vacancies on the Board of Directors created by an increase in the number of directors which may occur between annual meetings.  The number of directors of this Corporation shall be not less than one (1). Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VIII

The date when corporate existence shall commence shall be upon the filing of this Certificate of Incorporation by the Secretary of State of the State of Delaware.

ARTICLE IX

Anything to the contrary contained in this Certificate of Incorporation notwithstanding, if the stockholders of this Corporation shall so elect, they may exercise all powers and conduct the business and affairs of this Corporation in lieu of the Board of Directors.

ARTICLE X

The directors of this Corporation need not be residents of the State of Delaware, unless otherwise provided in this Certificate of Incorporation or the By-Laws of the Corporation.

The stockholders of this Corporation shall have exclusive authority to fix the compensation of the directors of this Corporation, unless otherwise provided in this Certificate of Incorporation or the By-Laws of the Corporation.

ARTICLE XI

Members of the Board of Directors may participate in special meetings or regular meetings of the Board of Directors by means of a conference telephone, or by a written consent signed by all of the members of the Board of Directors, as provided by law.

ARTICLE XII

This Corporation, its stockholders, or any combination of this Corporation and its stockholders, may enter into agreements limiting or restricting free transfers of shares of its capital stock.  Any such agreements will be valid and enforceable among the parties to such agreements, and when the existence of such agreement is noted on the face or on the back of the certificates representing any such shares, such agreements will be binding and enforceable upon any transferee or successor of any party to such agreement.

ARTICLE XIII

Advance notice of a stockholder nomination for the election of directors or of business to be brought by the stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws, or else such nomination cannot be made or such business cannot be brought before the meeting.

ARTICLE XIV

This Certificate of Incorporation may be amended in the manner provided in the By-Laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this ___ day of ___________, 2009.

Qiong Wu, Sole Incorporator